CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 18 to Registration Statement No. 2-89725 of Prudential Global Fund, Inc. of our report dated December 16, 1994, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
October 31, 1995